Exhibit 5.1

November 20, 2013

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Ladies and Gentlemen:

In my capacity as Senior Counsel of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the issuance and sale of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), having an aggregate gross sales price of up to $200,000,000 (the “Shares”) pursuant to that certain Equity Distribution Agreement (the “Agreement”) dated November 20, 2013 between the Company and Morgan Stanley & Co. LLC (the “Manager”) as sales agent. The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (a) that certain Registration Statement on Form S-3 (File No. 333-192437), filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2013 (the “Registration Statement”) and (b) a Prospectus Supplement, dated November 20, 2013 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

In arriving at the opinions expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or advisable to enable me to render these opinions, including: (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Agreement, (iv) the Company’s Amended and Restated Certificate of Incorporation, (v) the bylaws of the Company, as amended to date, (vi) the resolutions duly adopted by the board of directors of the Company relating to the Registration Statement, the Prospectus Supplement, the Agreement, the Common Stock and the Shares, and (vii) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof.

As to matters of fact material to this opinion, I have relied upon representations or certificates of officers or directors of the Company and assertions of fact contained in the documents that I have examined. I have not independently verified those facts.

In rendering the opinions set forth below, I have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to me as originals or certified to me as duly and validly adopted, (iv) the conformity to original documents of all documents submitted to me as copies, and (v) each certificate from governmental officials reviewed by me is accurate, complete and authentic, and all public records are accurate and complete.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to my attention and that may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Seth Diehl
Seth Diehl, Esq.